UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2018

BLINK CHARGING CO.

(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

407 Lincoln Road, Suite 704 Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CURRENT REPORT ON FORM 8-K

Blink Charging Co. (the “Company”)

August 27, 2018

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2018, James Christodoulou, a senior executive officer with 20 years of international chief executive officer and chief financial officer experience was appointed President of the Company by the Board of Directors of the Company (the “Board”).

Mr. Christodoulou, age 58, has been the Chief Financial Officer of Galeon Navigation LLC, a privately-owned maritime commercial management and chartering platform, since September 2016.

From July 2010 to July 2016, Mr. Christodoulou was President and Principal of Angelmar Corp., a subsidiary of SOCATRA Shipping and Energy Group. From August 2007 to May 2010, Mr. Christodoulou was Chief Executive Officer of Industrial Shipping Enterprises Corp., an operator of chemical product tankers. From November 2006 to August 2007, Mr. Christodoulou was Chief Financial Officer of Oceanfreight Inc., a Nasdaq listed company and operator of a diversified fleet of dry bulk vessels and tankers. Frome June 2005 to October 2006, Mr. Christodoulou was a Managing Director of Dahlman Rose & Co., an investment banking firm. From June 2004 to March 2005, Mr. Christodoulou was Chief Financial Officer of Eastwind Maritime, Inc., a privately held operator of a diversified fleet of tankers, dry bulk and refrigerated vessels. From August 1999 to April 2004, Mr. Christodoulou was Chief Financial Officer of General Maritime Corporation a New York Stock Exchange listed company and an operator of a fleet of crude oil tankers.

Mr. Christodoulou attended Rutgers University with a major in Psychology and Columbia University Business School MBA program.

During the last two years, there have been no transactions or proposed transactions by the Company in which Mr. Christodoulou has had or is to have a direct or indirect material interest, and there are no family relationships between Mr. Christodoulou and any of the Company’s other executive officers or directors.

In connection with Mr. Christodoulou’s appointment as President, the Board approved an offer letter to Mr. Christodoulou (the “Christodoulou Offer Letter”), which was executed on August 28, 2018. The Christodoulou Offer Letter provides that Mr. Christodoulou is entitled to receive an annualized base salary of $250,000, payable in regular installments in accordance with the Company’s general payroll practices. Mr. Christodoulou will also be eligible for a cash bonus of 25% of his base salary based on the satisfaction of certain performance criteria, payable in cash or stock. Mr. Christodoulou will also be entitled to receive equity awards under the Company’s 2018 Incentive Compensation Plan with an aggregate award value equal to 50% of his base salary. Mr. Christodoulou also has received a $20,000 signing bonus.

Mr. Christodoulou’s employment can be terminated at will at any time after 3 months after his employment start date. If Mr. Christodoulou’s employment is terminated by the Company other than for cause he is entitled to receive severance equal to up to 6 months of his base salary. Mr.  Christodoulou is also entitled to vacation and other employee benefits in accordance with the Company’s policies.

The foregoing description of the Christodoulou Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Christodoulou Offer Letter, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibits

10.1	Offer Letter between Blink Charging Co. and James Christodoulou dated August 28, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Dated: August 30, 2018	By:	/s/ Michael J. Calise
	Name:	Michael J. Calise
	Title:	Chief Executive Officer